Exhibit 99.1

MEDAMERICA PROPERTIES INC. ANNOUNCES THE SIGNING OF DEFINITIVE MERGER AGREEMENTS WITH SHOPPING CENTER OWNER BROAD STREET REALTY, LLC

BETHESDA, MD and BOCA RATON, FL — Broad Street Realty, LLC (“Broad Street”), Broad Street Ventures, LLC (“BSV”) and MedAmerica Properties Inc. (OTC: MAMP) today announced that they have entered into 19 definitive merger agreements. Upon completion of the mergers, the resulting Company will be a fully integrated and self-managed public real estate company and will change its name to Broad Street Realty, Inc. The Company will own 17 regional shopping center properties with an aggregate of over two million square feet of gross leasable space in four states (CO, MD, PA and VA) and DC.  The Company will have approximately 50 employees and be headquartered in Bethesda, Maryland with satellite offices in Denver, Colorado, Washington, D.C. and Manassas, Virginia.

Following the completion of the mergers, investors in the Broad Street, BSV and other Broad Street entities collectively will own 92.0% of the shares of common stock of the Company and current MedAmerica shareholders will own 8.0%. The Transactions are subject to customary representations, warranties, covenants and indemnification provisions as well as certain closing conditions. The parties expect the transaction to close before year end.

Commenting on the merger, Gary O. Marino, MAMP Chairman, said, “This merger with Broad Street is an evolutionary transaction for MedAmerica. Michael Jacoby and his associates have successfully grown their business over many years. MedAmerica shareholders will participate in the benefits of their hard work as continuing shareholders. Mike has done an admirable job in achieving this success as a private company. With access to the public capital markets, we expect this growth to accelerate.”

Michael Z. Jacoby, Broad Street Chief Executive Officer, will serve as Chairman of the Board of Directors and as Chief Executive Officer of the Company, said, “We are very pleased to announce this merger and consider this a watershed moment in the continued success and growth of our organization. On behalf of my entire team at Broad Street Realty, we all look forward to continuing to serve the needs of all of our important stakeholders including but not limited to our investors and future shareholders, our customers, our lenders and our vendors.”

Additional information regarding the transaction can be found in the Form 8-K filed with the Securities and Exchange Commission on May 31, 2019.

About Broad Street Realty

Broad Street Realty, LLC is a fully integrated and self-managed real estate company that owns, operates, develops and redevelops primarily grocery-anchored shopping centers and street retail-based properties in the Mid-Atlantic and Denver, Colorado markets. Broad Street is also a market-leading commercial real estate services firm that delivers cost-effective solutions for office, industrial and retail clients. The company has extensive experience in tenant representation, landlord representation, property acquisition and disposition, real estate development, project/construction management, finance, strategic consulting, property management and asset management.

About MedAmerica

MedAmerica Properties Inc. is a Delaware corporation pursuing the acquisition and management of well-located real estate with the intention of aggregating multiple properties with strong fundamentals in attractive geographic locations in the U.S.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These statements are based on current expectations, estimates and projections about, among others, management’s beliefs, assumptions made by management of MedAmerica and Broad Street and the transactions described in this press release. While MedAmerica’s and Broad Street’s management teams believe the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the respective management teams of MedAmerica and Broad Street. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of any merger agreement; (2) the outcome of any legal proceedings that may be instituted against the MedAmerica parties, Broad Street, BSV, the Broad Street Entities and others following announcement of the merger agreements; (3) the inability to complete the mergers due to the failure to satisfy other conditions to completion of the mergers, including the financing condition and obtaining consent from the requisite lenders; (4) the ability to recognize the benefits of the mergers; (5) the amount of the costs, fees, expenses and charges related to the mergers; and (6) other risks that are set forth under “Risk Factors” in MedAmerica’s Annual Report on Form 10-K for the year ended December 31, 2018, and other documents filed by MedAmerica with the SEC from time to time. All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. Except as otherwise may be required by law, MedAmerica and Broad Street undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.